EXHIBIT 99.1

Republic Services, Inc. Reports
Third-Quarter 2017 Results

●	Generated Earnings of $0.66 Per Share and Adjusted Earnings of $0.67 Per Share, an 8 percent Increase Over the Prior Year
●	Produced Revenue Growth of 6.3 Percent, Including Average Yield of 2.5 Percent and Volume Growth of 1.6 Percent
●	Board Approved an Additional $2 Billion for Share Repurchases
●	Provides 2018 Preliminary Financial Outlook

PHOENIX (Nov. 2, 2017) - Republic Services, Inc. (NYSE: RSG) today reported net income of $223.2 million, or $0.66 per diluted share, for the three months ended Sept. 30, 2017, versus $85.6 million, or $0.25 per diluted share, for the comparable 2016 period. Excluding certain gains and expenses, on an adjusted basis, net income for the three months ended Sept. 30, 2017, was $225.2 million, or $0.67 per diluted share, versus $212.6 million, or $0.62 per diluted share, for the comparable 2016 period.

“We are pleased with our third-quarter performance, which included high-single digit growth in earnings and free cash flow per share. Thus far in 2017, we have invested approximately $385 million in acquisitions, including the purchase of ReCommunity. Our pipeline for the remainder of the year and into 2018 is robust and will serve as a catalyst for future growth,” said Donald W. Slager, president and chief executive officer. “Our continued ability to profitably grow the business both organically and through acquisitions illustrates the effectiveness of our strategy and our commitment to creating long-term shareholder value.”

Third-Quarter Financial Highlights:

*	EPS was $0.66 per share. Adjusted EPS, a non-GAAP measure, was $0.67 per share, an increase of 8 percent over the prior year despite a 1-cent headwind due to the hurricanes.

*	Year-to-date cash provided by operating activities was $1.4 billion and adjusted free cash flow, a non-GAAP measure, was $606 million, an increase of approximately 5 percent over the prior year.

*	Total cash returned to shareholders through dividends and share repurchases was $227 million. Year-to-date cash returned to shareholders was $682 million.

*	Total revenue increased 6.3 percent over the prior year.

*	Revenue growth from average yield was 2.5 percent and volumes increased 1.6 percent.

*	Core price increased revenues by 4.1 percent, which consisted of 5.1 percent in the open market and 2.3 percent in the restricted portion of the business.

*	Adjusted EBITDA was $718 million and adjusted EBITDA margin was 28 percent of revenue.

Third-Quarter Operational Highlights:

*	The Company invested $129 million in tuck-in acquisitions during the quarter and $220 million year-to-date through Sept. 30, 2017.

*	In October, the Company acquired ReCommunity Holdings for approximately $165 million, which included certain tax benefits valued at approximately $50 million.

*
Republic continued to convert CPI-based contracts to more favorable pricing mechanisms for the annual price adjustment. The Company now has approximately $510 million in annual revenue tied to either a waste-related index or a fixed-rate increase of 3 percent or greater.

*	The Company, which operates the seventh-largest vocational fleet in the U.S., advanced its fleet-based initiatives designed to improve productivity and lower costs. Currently:

•19 percent of its fleet operates on compressed natural gas, up from 18 percent in the prior year.

•75 percent of its residential fleet is automated, up from 74 percent in the prior year.

*
Republic was recently named to the 2017 Dow Jones Sustainability Index (DJSI) World and North America Indices for the second consecutive year. Republic is the only recycling and solid waste service provider in the world to be included in either index this year.

2018 Preliminary Financial Outlook

Republic is providing a preliminary financial outlook for 2018. It should be noted that the preliminary outlook does not represent full detailed guidance, but rather a point-in-time estimate based on its current projections of 2017 performance, early reviews of the 2018 budget process and current business and economic conditions. Consistent with prior practice, the Company will provide formal financial guidance in February 2018 once the budget process is complete and full-year 2017 results are reported.

2018 Preliminary Financial Outlook:

•	Adjusted diluted earnings per share is expected to be in a range of $2.53 to $2.58, which excludes the impact of restructuring charges.

•
Adjusted free cash flow is expected to be in a range of $925 million to $950 million. Adjusted free cash flow consists of cash provided by operating activities, less property and equipment received, plus proceeds from the sale of property and equipment, and is exclusive of cash paid for restructuring, net of tax.

Mr. Slager commented, “We expect current business and economic conditions to continue into 2018, positioning us well for high-single digit growth in earnings and free cash flow per share despite a headwind from recycled commodity prices.”

Company Declares Quarterly Dividend

Republic announced today that its Board of Directors declared a regular quarterly dividend of $0.345 per share for shareholders of record on Jan. 2, 2018. The dividend will be paid on Jan. 16, 2018.

Board Authorizes an Additional $2 Billion for Share Repurchases

Republic continues to increase cash returns to shareholders while maintaining its investment-grade credit rating, and announced today that its Board of Directors approved a $2 billion share repurchase authorization which extends through Dec. 31, 2020. This was added to the amount remaining under the prior authorization, which was $95.1 million as of Sept. 30, 2017. At current prices, $2.1 billion represents approximately 10 percent of the Company’s outstanding shares of stock.

Presentation of Certain Non-GAAP Measures

Adjusted diluted earnings per share, adjusted net income, adjusted EBITDA, and adjusted free cash flow are described in the Reconciliation of Certain Non-GAAP Measures section of this document. The adjusted diluted earnings per share and adjusted free cash flow related to the preliminary outlook are described in the 2018 Preliminary Financial Outlook section of this press release.

About Republic Services

Republic Services, Inc. is an industry leader in U.S. recycling and non-hazardous solid waste disposal. Through its subsidiaries, Republic’s collection companies, recycling centers, transfer stations and landfills focus on providing effective solutions to make proper waste disposal effortless for its 14 million customers. We’ll handle it from here.®, the brand’s promise, lets customers know they can count on Republic to provide a superior experience while fostering a sustainable Blue PlanetTM for future generations to enjoy a cleaner, safer and healthier world.

For more information, visit the Republic Services website at RepublicServices.com. “Like” Republic on Facebook at www.facebook.com/RepublicServices and follow on Twitter @RepublicService.

For more information, contact:

Media Inquiries	Investor Inquiries

Darcie Brossart (480) 627-2700	Nicole Giandinoto (480) 627-7098

media@RepublicServices.com	investor@RepublicServices.com

###

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA

REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	September 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$63.9	$67.8
Accounts receivable, less allowance for doubtful accounts and other of $36.7 and $44.0, respectively	1,126.9	994.8
Prepaid expenses and other current assets	205.9	221.9
Total current assets	1,396.7	1,284.5
Restricted cash and marketable securities	96.4	90.5
Property and equipment, net	7,750.1	7,588.6
Goodwill	11,233.6	11,163.2
Other intangible assets, net	152.1	182.3
Other assets	319.7	320.5
Total assets	$20,948.6	$20,629.6
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$599.3	$553.8
Notes payable and current maturities of long-term debt	705.7	5.8
Deferred revenue	329.3	312.9
Accrued landfill and environmental costs, current portion	157.7	142.7
Accrued interest	69.0	71.8
Other accrued liabilities	730.5	725.0
Total current liabilities	2,591.5	1,812.0
Long-term debt, net of current maturities	7,152.0	7,653.1
Accrued landfill and environmental costs, net of current portion	1,669.5	1,684.8
Deferred income taxes and other long-term tax liabilities, net	1,267.5	1,210.2
Insurance reserves, net of current portion	276.5	274.6
Other long-term liabilities	317.4	301.2
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750 shares authorized; 349.8 and 348.2 issued including shares held in treasury, respectively	3.5	3.5
Additional paid-in capital	4,821.2	4,764.5
Retained earnings	3,603.4	3,324.0
Treasury stock, at cost; 14.4 and 8.8 shares, respectively	(771.5)	(414.9)
Accumulated other comprehensive income, net of tax	15.4	14.2
Total Republic Services, Inc. stockholders’ equity	7,672.0	7,691.3
Noncontrolling interests in consolidated subsidiary	2.2	2.4
Total stockholders’ equity	7,674.2	7,693.7
Total liabilities and stockholders’ equity	$20,948.6	$20,629.6

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue	$2,562.0	$2,409.3	$7,481.5	$7,008.5
Expenses:
Cost of operations	1,580.1	1,476.7	4,621.6	4,298.7
Depreciation, amortization and depletion	260.8	252.4	769.0	745.7
Accretion	20.0	19.7	59.9	59.3
Selling, general and administrative	266.7	235.4	783.2	720.1
Withdrawal costs - multiemployer pension funds	—	—	1.1	5.6
Gain on disposition of assets and asset impairments, net	(17.4)	—	(27.2)	—
Restructuring charges	3.7	7.2	12.2	33.5
Operating income	448.1	417.9	1,261.7	1,145.6
Interest expense	(90.0)	(96.3)	(269.0)	(281.3)
Loss from unconsolidated equity method investment	(2.2)	—	(8.2)	—
Loss on extinguishment of debt	—	(196.2)	—	(196.2)
Interest income	0.3	0.2	1.0	0.9
Other income, net	0.5	1.3	0.9	2.2
Income before income taxes	356.7	126.9	986.4	671.2
Provision for income taxes	133.4	41.2	371.9	247.6
Net income	223.3	85.7	614.5	423.6
Net income attributable to noncontrolling interests in consolidated subsidiary	(0.1)	(0.1)	(0.5)	(0.5)
Net income attributable to Republic Services, Inc.	$223.2	$85.6	$614.0	$423.1
Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$0.66	$0.25	$1.82	$1.23
Weighted average common shares outstanding	336.5	342.6	338.2	344.0
Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$0.66	$0.25	$1.81	$1.23
Weighted average common and common equivalent shares outstanding	338.5	344.0	340.1	345.3
Cash dividends per common share	$0.345	$0.320	$0.985	$0.920

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
	Nine Months Ended September 30,
	2017	2016
Cash provided by operating activities:
Net income	$614.5	$423.6
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization, depletion and accretion	828.9	805.0
Non-cash interest expense	32.6	41.9
Restructuring related charges	12.2	33.5
Stock-based compensation	27.3	17.7
Deferred tax provision	60.5	58.2
Provision for doubtful accounts, net of adjustments	22.8	17.5
Loss on extinguishment of debt	—	196.2
Gain on disposition of assets and asset impairments, net	(26.5)	(0.3)
Withdrawal costs - multiemployer pension funds	1.1	5.6
Environmental adjustments	—	0.3
Loss from unconsolidated equity method investment	8.2	—
Excess income tax benefit from stock-based compensation activity	—	(8.4)
Other non-cash items	3.0	(12.1)
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	(149.0)	(70.8)
Prepaid expenses and other assets	(1.4)	(52.0)
Accounts payable	30.3	(19.5)
Restructuring expenditures	(14.6)	(24.2)
Capping, closure and post-closure expenditures	(44.5)	(56.7)
Remediation expenditures	(37.7)	(50.7)
Other liabilities	13.8	54.8
Cash provided by operating activities	1,381.5	1,359.6
Cash used in investing activities:
Purchases of property and equipment	(769.0)	(738.7)
Proceeds from sales of property and equipment	4.2	7.4
Cash used in business acquisitions and investments, net of cash acquired	(136.4)	(30.7)
Cash used in business divestitures	(10.6)	—
Change in restricted cash and marketable securities	(5.9)	10.0
Other	(0.2)	(0.4)
Cash used in investing activities	(917.9)	(752.4)
Cash used in financing activities:
Proceeds from notes payable and long-term debt	3,428.1	3,068.6
Proceeds from issuance of senior notes, net of discount	—	498.9
Payments of notes payable and long-term debt	(3,238.9)	(3,388.4)
Premiums paid on extinguishment of debt	—	(176.9)
Fees paid to issue senior notes and retire certain hedging relationships	—	(9.5)
Issuances of common stock	26.7	35.4
Excess income tax benefit from stock-based compensation activity	—	8.4
Purchases of common stock for treasury	(353.3)	(306.6)
Cash dividends paid	(324.8)	(309.9)
Distributions paid to noncontrolling interests in consolidated subsidiary	(0.7)	(0.7)
Other	(4.6)	(3.9)
Cash used in financing activities	(467.5)	(584.6)
(Decrease) increase in cash and cash equivalents	(3.9)	22.6
Cash and cash equivalents at beginning of year	67.8	32.4
Cash and cash equivalents at end of period	$63.9	$55.0

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2016. All amounts below are in millions and as a percentage of our revenue, except per share data.
REVENUE
The following table reflects our total revenue by line of business for the three and nine months ended September 30, 2017 and 2016:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017		2016		2017		2016
Collection:
Residential	$576.5	22.5%	$564.4	23.4%	$1,717.2	23.0%	$1,675.5	23.9%
Small-container	752.7	29.4	728.0	30.2	2,233.5	29.9	2,150.6	30.7
Large-container	541.3	21.1	511.7	21.2	1,565.4	20.9	1,480.5	21.1
Other	11.6	0.4	9.4	0.4	32.1	0.4	28.3	0.4
Total collection	1,882.1	73.4	1,813.5	75.2	5,548.2	74.2	5,334.9	76.1
Transfer	312.8		304.9		907.0		869.9
Less: intercompany	(178.0)		(179.1)		(531.3)		(521.9)
Transfer, net	134.8	5.3	125.8	5.2	375.7	5.0	348.0	5.0
Landfill	576.1		543.0		1,650.5		1,568.6
Less: intercompany	(252.7)		(249.7)		(740.7)		(726.9)
Landfill, net	323.4	12.6	293.3	12.2	909.8	12.2	841.7	12.0
Energy services	40.0	1.6	17.3	0.7	103.3	1.4	53.1	0.8
Other:
Sale of recycled commodities	130.5	5.1	114.6	4.8	400.4	5.3	302.8	4.3
Other non-core	51.2	2.0	44.8	1.9	144.1	1.9	128.0	1.8
Total other	181.7	7.1	159.4	6.7	544.5	7.2	430.8	6.1
Total revenue	$2,562.0	100.0%	$2,409.3	100.0%	$7,481.5	100.0%	$7,008.5	100.0%

The following table reflects changes in components of our revenue, as a percentage of total revenue, for the three and nine months ended September 30, 2017 and 2016:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Average yield	2.5%	2.1%	2.5%	2.0%
Fuel recovery fees	0.3	(0.6)	0.4	(1.0)
Total price	2.8	1.5	2.9	1.0
Volume	1.6	0.6	1.5	1.2
Recycled commodities	0.7	0.7	1.4	0.3
Energy services	0.8	(0.3)	0.6	(0.5)
Total internal growth	5.9	2.5	6.4	2.0
Acquisitions / divestitures, net	0.4	0.3	0.3	0.7
Total	6.3%	2.8%	6.7%	2.7%

Core price	4.1%	3.2%	4.1%	3.2%

Average yield is defined as revenue growth from the change in average price per unit of service, expressed as a percentage. Core price is defined as price increases to our customers and fees, excluding fuel recovery fees, net of price decreases to retain customers.

We also measure changes in average yield and core price as a percentage of related-business revenue, defined as total revenue excluding recycled commodities and fuel recovery fees, to determine the effectiveness of our pricing strategies. Average yield as a percentage of related-business revenue was 2.7% and 2.6% for the three and nine months ended September 30, 2017, respectively, and 2.3% and 2.2% for the same periods in 2016, respectively. Core price as a percentage of related-business revenue was 4.3% and 4.4% for the three and nine months ended September 30, 2017, respectively, and 3.5% and 3.7% for the same respective periods in 2016.
COST OF OPERATIONS
The following table summarizes the major components of our cost of operations for the three and nine months ended September 30, 2017 and 2016:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017		2016		2017		2016
Labor and related benefits	$507.6	19.8%	$484.3	20.1%	$1,502.8	20.1%	$1,432.2	20.4%
Transfer and disposal costs	204.0	8.0	194.8	8.1	598.6	8.0	568.6	8.1
Maintenance and repairs	240.0	9.4	231.7	9.6	702.8	9.4	673.7	9.6
Transportation and subcontract costs	153.1	6.0	142.3	5.9	432.1	5.8	397.9	5.7
Fuel	87.2	3.4	82.0	3.4	255.0	3.4	232.6	3.3
Franchise fees and taxes	120.2	4.7	116.0	4.8	348.2	4.7	339.0	4.8
Landfill operating costs	53.6	2.1	43.6	1.8	163.7	2.2	131.5	1.9
Risk management	58.6	2.3	49.3	2.0	162.1	2.2	141.7	2.0
Cost of goods sold	60.0	2.3	49.3	2.0	182.7	2.4	131.8	1.9
Other	95.8	3.7	83.4	3.6	273.6	3.6	249.7	3.6
Total cost of operations	$1,580.1	61.7%	$1,476.7	61.3%	$4,621.6	61.8%	$4,298.7	61.3%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
The following table summarizes our selling, general and administrative expenses for the three and nine months ended September 30, 2017 and 2016:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017		2016		2017		2016
Salaries	$176.8	6.9%	$161.6	6.7%	$527.0	7.0%	$474.8	6.8%
Provision for doubtful accounts	8.0	0.3	6.0	0.2	22.8	0.3	17.5	0.2
Other	81.9	3.2	67.8	2.9	233.4	3.2	227.8	3.3
Total selling, general and administrative expenses	$266.7	10.4%	$235.4	9.8%	$783.2	10.5%	$720.1	10.3%

These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to those of other companies.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES
EBITDA
The following table calculates EBITDA, which is not a measure determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP), for the three and nine months ended September 30, 2017 and 2016:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income attributable to Republic Services, Inc.	$223.2	$85.6	$614.0	$423.1
Net income attributable to noncontrolling interests	0.1	0.1	0.5	0.5
Provision for income taxes	133.4	41.2	371.9	247.6
Other income, net	(0.5)	(1.3)	(0.9)	(2.2)
Interest income	(0.3)	(0.2)	(1.0)	(0.9)
Interest expense	90.0	96.3	269.0	281.3
Depreciation, amortization and depletion	260.8	252.4	769.0	745.7
Accretion	20.0	19.7	59.9	59.3
EBITDA	$726.7	$493.8	$2,082.4	$1,754.4
We believe that presenting EBITDA is useful to investors because it provides important information concerning our operating performance exclusive of certain non-cash and other costs. EBITDA demonstrates our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit ratings and minimizing debt, paying cash dividends, repurchasing our common stock, and maintaining and improving our market position through business optimization. This measure has limitations. Although depreciation, depletion, amortization and accretion are considered operating costs in accordance with U.S. GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years. Our definition of EBITDA may not be comparable to similarly titled measures presented by other companies.
Adjusted Earnings
Reported diluted earnings per share was $0.66 and $1.81 for the three and nine months ended September 30, 2017, respectively, as compared to $0.25 and $1.23 for the same period in 2016. During the three and nine months ended September 30, 2017 and 2016, we recorded a number of charges and other expenses and gains that impacted our EBITDA, pre-tax income, net income attributable to Republic Services, Inc. (net income – Republic) and diluted earnings per share.

	Three Months Ended September 30, 2017				Three Months Ended September 30, 2016
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$726.7	$356.7	$223.2	$0.66	$493.8	$126.9	$85.6	$0.25
Loss on extinguishment of debt and other related costs		—	—	—	196.2	203.4	122.7	0.36
Gain on disposition of assets and asset impairments, net	(17.4)	(17.4)	(2.0)	(0.01)	—	—	—	—
Restructuring charges	3.7	3.7	2.2	0.01	7.2	7.2	4.3	0.01
Withdrawal costs - multiemployer pension funds	—	—	—	—	—	—	—	—
Incremental contract startup costs - large municipal contract	2.7	2.7	1.8	0.01	—	—	—	—
Loss from unconsolidated equity method investment	2.2	—	—	—	—	—	—	—
Total adjustments	(8.8)	(11.0)	2.0	0.01	203.4	210.6	127.0	0.37
As adjusted	$717.9	$345.7	$225.2	$0.67	$697.2	$337.5	$212.6	$0.62

	Nine Months Ended September 30, 2017				Nine Months Ended September 30, 2016
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share (1)
As reported	$2,082.4	$986.4	$614.0	$1.81	$1,754.4	$671.2	$423.1	$1.23
Loss on extinguishment of debt and other related costs		—	—	—	196.2	203.4	122.7	0.36
Gain on disposition of assets and asset impairments, net	(27.2)	(27.2)	(6.7)	(0.02)	—	—	—	—
Restructuring charges	12.2	12.2	7.4	0.02	33.5	33.5	20.2	0.06
Withdrawal costs - multiemployer pension funds	1.1	1.1	0.7	—	5.6	5.6	3.4	0.01
Incremental contract startup costs - large municipal contract	5.0	5.0	3.0	0.01	—	—	—	—
Loss from unconsolidated equity method investment	8.2	—	—	—	—	—	—	—
Total adjustments	(0.7)	(8.9)	4.4	0.01	235.3	242.5	146.3	0.42
As adjusted	$2,081.7	$977.5	$618.4	$1.82	$1,989.7	$913.7	$569.4	$1.65

(1) Line items in this column do not total to $1.65 per share due to rounding.
We believe that presenting adjusted EBITDA, adjusted pre-tax income, adjusted net income – Republic, and adjusted diluted earnings per share, which are not measures determined in accordance with U.S. GAAP, provides an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges and costs in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Although our business regularly incurs startup costs under municipal contracts, we specifically identify in the table above the startup costs with respect to an individual municipal contract (and do not adjust for other startup costs under other contracts). We do this because of the magnitude of the costs involved with this particular municipal contract and the unusual nature for the time period in which they are incurred. Our definition of adjusted EBITDA, adjusted pre-tax income, adjusted net income – Republic, and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Adjusted Free Cash Flow
The following table calculates our adjusted free cash flow, which is not a measure determined in accordance with U.S. GAAP, for the nine months ended September 30, 2017 and 2016:

	Nine Months Ended September 30,
	2017	2016
Cash provided by operating activities	$1,381.5	$1,359.6
Property and equipment received	(783.4)	(725.0)
Proceeds from sales of property and equipment	4.2	7.4
Restructuring payments, net of tax	8.9	14.6
Divestiture related tax benefit	(5.6)	—
Cash tax benefit for debt extinguishment and other related costs	—	(80.7)
Adjusted free cash flow	$605.6	$575.9
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain payments. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.

Purchases of property and equipment as reflected on our consolidated statements of cash flows represent amounts paid during the period for such expenditures. A reconciliation of property and equipment expenditures reflected on our consolidated statements of cash flows to property and equipment received during the period follows for the nine months ended September 30, 2017 and 2016:

	Nine Months Ended September 30,
	2017	2016
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$769.0	$738.7
Adjustments for property and equipment received during the prior period but paid for in the following period, net	14.4	(13.7)
Property and equipment received during the period	$783.4	$725.0

The adjustments noted above do not affect our net change in cash and cash equivalents as reflected in our consolidated statements of cash flows.
ACCOUNTS RECEIVABLE
As of September 30, 2017 and December 31, 2016, accounts receivable were $1,126.9 million and $994.8 million, net of allowance for doubtful accounts of $36.7 million and $44.0 million, respectively, resulting in days sales outstanding of 40.0, or 28.3 days net of deferred revenue, compared to 38.1, or 26.1 days net of deferred revenue, respectively.
CASH DIVIDENDS
In July 2017, we paid a cash dividend of $107.8 million to shareholders of record as of July 3, 2017. As of September 30, 2017, we recorded a quarterly dividend payable of $115.7 million to shareholders of record at the close of business on October 2, 2017, which was paid on October 16, 2017.
STOCK REPURCHASE PROGRAM
During the three months ended September 30, 2017, we repurchased 1.8 million shares of our stock for $119.3 million at a weighted average cost per share of $64.88. The amount remaining under the share repurchase authorization as of September 30, 2017 was $95.1 million.
2018 PRELIMINARY FINANCIAL OUTLOOK
Adjusted Diluted Earnings per Share
We are providing our preliminary outlook for 2018. This does not represent full detailed guidance, but rather a point-in-time estimate based on current projections of 2017 performance, early reviews of the 2018 budget process and current economic conditions. Consistent with prior practice, we will provide formal guidance in February 2018 once the budget process is complete and full year 2017 results are reported. The following is a summary of anticipated adjusted diluted earnings per share preliminary outlook for the year ending December 31, 2018, which is not a measure determined in accordance with U.S. GAAP:

(Preliminary Outlook) Year Ending December 31, 2018
Diluted earnings per share	$2.52 - $2.57
Restructuring charges	0.01
Adjusted diluted earnings per share	$2.53 - $2.58
We believe that the presentation of an adjusted diluted earnings per share preliminary outlook, which excludes restructuring charges, provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges and costs in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted diluted earnings per share guidance may not be comparable to similarly titled measures presented by other companies.

Adjusted Free Cash Flow
With respect to the Company's preliminary outlook for adjusted free cash flow, a reconciliation to the closest corresponding GAAP financial measure, which would be cash flow from operations, is not available without unreasonable effort. On a forward-looking basis, we have limited ability to make accurate projections and estimates related to certain measures such as the purchase and sale of property and equipment, which could vary significantly, either individually or in the aggregate.
We believe that presenting an adjusted free cash flow preliminary outlook provides useful information regarding our recurring cash provided by operating activities after certain expenditures. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which we have committed such as debt service requirements and dividend payments. Our definition of adjusted free cash flow guidance may not be comparable to similarly titled measures presented by other companies.
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “plan,” “estimate,” “project,” “intend,” “should,” “can,” “likely,” “could,” “outlook” and similar expressions are intended to identify forward-looking statements. These statements include information about our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are acts of war, riots or terrorism, and the impact of these acts on economic, financial and social conditions in the United States as well as our dependence on large, long-term collection, transfer and disposal contracts.  More information on factors that could cause actual results or events to differ materially from those anticipated is included from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016, particularly under Part I, Item 1A - Risk Factors.  Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business.  We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.